CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 20 to Registration Statement No. 333-01153 of the Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated March 24, 2008 on the financial statements of each of the Investment Divisions of the Variable Annuity-1 Series Account and our report dated March 27, 2008 on the consolidated financial statements of Great-West Life & Annuity Insurance Company which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule, and includes an explanatory paragraph referring to the change in method of accounting for income taxes, as required by accounting guidance adopted on January 1, 2007, and change in method of accounting for defined benefit and other post retirement plans and share based payments as required by accounting guidance which was adopted on December 31, 2006, and January 1, 2006, respectively, appearing in the Statement of Additional Information, which is part of the Registration Statement.

We also consent to the reference to us under the heading “Condensed Financial Information” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 29, 2008